EXHIBIT 3.13

                          CERTIFICATE OF INCORPORATION

                                       of

                           W/W TWENTYFIRST CORPORATION

               (Under Section 402 of the Business Corporation Law)

                                 ---------------

            The undersigned, a natural person of the age of twenty-one years or over, desiring to for a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:

            FIRST: The name of the corporation is W/W TWENTYFIRST CORPORATION, hereinafter sometimes called "the corporation."

            SECOND: The purposes for which it is formed are as follows:

      To conduct the general business of publishers and printers, and to publish, print, bind, buy, sell and deal in, both in the United States and in all countries or territories foreign thereto, magazines, books, pamphlets and other publications of every kind, nature and description.

      To design, create, prepare, make, edit, sell, license, the use of, market, syndicate, furnish, grant options in respect of, negotiate for, copyright, and generally deal in and with, as principal, agent, factor, representative, broker or otherwise, advertising matter, news, articles, features, stories, columns, pages, fashion designs, drawings, cartoons, sketches, paintings, and other items of interest to the public generally for publication, reproduction, and distribution in newspapers, magazines, brochures, pamphlets, posters, or any other form of media, including broadcasting and transmission by radio and television and to do everything necessary, useful, and convenient in furtherance thereof.

            In addition to the foregoing specific purposes, the corporation shall have the following purposes:

      To adopt, apply for, obtain, register, purchase, lease or otherwise acquire and to maintain, protect, hold, use, own, exercise, develop, manufacture under, operate and introduce, and to sell and grant licenses or other rights in respect of, assign or otherwise dispose of, turn to account or in any manner deal with and contract with reference to, any trade-marks, trade

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      names, patents, patent rights, concessions, franchises, designs, copyrights and distinctive marks and rights analogous thereto, and inventions, devices, improvements, processes, recipes, formulae and the like, including such thereof as may be covered by, used in connection with, or secured or received under, Letters patent of the United States of America or elsewhere or otherwise, and any licenses in respect thereof and any or all rights connected therewith or appertaining thereto.

      To acquire by purchase, exchange or otherwise, all, or any part of, or any interest in, the properties, assets, business and good will of any one or more corporations, associations, partnerships, firms, syndicates or individuals and to pay for the same in cash, property or its own or other securities; to hold, operate, reorganize, liquidate, mortgage, pledge, sell, exchange, or in any manner dispose of the whole or any part thereof; and, in connection therewith, to assume or guarantee performance of any liabilities, obligations or contracts of corporations, associations, partnerships, firms, syndicates, or individuals, and to conduct in any lawful manner the whole or any part of any similar business thus acquired.

      To borrow money for its corporate purposes, and to make, accept, endorse, execute and issue promissory notes, bills of exchange, bonds, debentures or other obligations from time to time, for the purchase of property, or for the any purpose relating to the business of the company, and if deemed property, to secure the payment of any such obligations by mortgage, pledge, guarantee, deed of trust or otherwise.

      In furtherance of its corporate business and subject to the limitations prescribed by statute, to be a promoter, partner, member, associate or manager of other business enterprises or ventures, or to the extent permitted in any other jurisdiction to be an incorporator of other corporations of any type or kind and to organize, or in any way participate in the organization, reorganization, merger or liquidation of any corporation, association or venture and the management thereof.

      To conduct its business in all or any of its branches, so far as permitted by law, in the State of New York, and in all other states of the United States of America, in the territories and the District of Columbia and in any or all dependencies or possessions of the United States of America, and in foreign countries; and to hold, possess, purchase, lease, mortgage and convey real and personal property and to maintain offices and agencies either within or outside the State of New York.

      To carry out all or any part of the foregoing purposes as principal, factor, agent, broker, contractor or otherwise, either alone or in conjunction with any persons, firms, associations, corporations or others in any part of the world; and in carrying on its business and for the purpose of attaining or furthering any of its purposes, to make and perform contracts of any kind and description, and to do anything and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes herein enumerated.

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      For the accomplishment of the aforesaid purposes, and in furtherance thereof, the corporation shall have and may exercise all of the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

            THIRD: The office of the corporation in the State of New York is to be located in the City, County and State of New York.

            FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 200, each of which is to have a par value of One Dollar ($1.00) and all of which are to be of the same class and are to be Common Stock

            FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o Lauterstein & Lauterstein, 30 East 42nd Street, New York, N.Y. 10017.

            IN WITNESS WHEREOF, I have signed and acknowledged this certificate this 2nd day of August, 1967.


         Name                                   Address
         ----                                   -------


/s/ Paul C. Guth                        30 East 42nd Street
----------------                        New York, N. Y. 10017
Paul C. Guth

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STATE OF NEW YORK  )
                   )  ss.:
COUNTY OF NEW YORK )

            On this 2nd day of August, 1967, before me personally came PAUL C. GUTH, to me known and known to be the individual named in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same.

                                             /s/ Mary P. Dillon
                                             ------------------
                                             Notary Public